HOGAN & HARTSON
                                     L.L.P.


                                                            COLUMBIA SQUARE
                                                      555 THIRTEENTH STREET, NW
                                                      WASHINGTON, DC  20004-1109
                                                          TEL (202) 637-5600
                                                          FAX (202) 637-5910

                                January 24, 1997



Orion Network Systems, Inc.
2440 Research Boulevard, Suite 400
Rockville, Maryland 20850

Ladies and Gentlemen:

         We are acting as counsel to Orion Network Systems, Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-1, as amended (the "Registration Statement") filed with the Securities and Exchange Commission relating to the proposed public offering of (i) Senior Note Units, each consisting of one __% Senior Note due 2007 and one Warrant to purchase Common Stock of the Company, and (ii) Senior Discount Note Units, each consisting of one __% Senior Discount Note due 2007 and one Warrant to purchase Common Stock of the Company, all of which Units are to be sold by the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(8), in connection with the Registration Statement.

         For purposes of this opinion letter, we have examined an executed copy of the Registration Statement. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

         This opinion letter is based as to matters of law solely on the Internal Revenue Code of 1986, as amended, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount, all as in effect and existing on the date hereof (collectively,"federal tax laws"). We express no opinion herein as to any other laws, statutes, regulations, or ordinances.


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HOGAN & HARTSON L.L.P.

 Orion Network Systems, Inc.
 Page 2


         Based upon, subject to and limited by the foregoing, we are of the opinion that the information in the prospectus constituting a part of the Registration Statement under the caption "Certain United States Federal Income Tax Consequences," to the extent that such information constitutes matters of law or legal conclusions or purports to describe certain provisions of the federal tax laws, has been reviewed by us and is a correct summary in all material respects of the matters discussed therein.

         We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

         We hereby consent to the filing of this opinion letter as Exhibit 8 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                      Very truly yours,

                                                      /s/ HOGAN & HARTSON L.L.P.

                                                      HOGAN & HARTSON L.L.P.